Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS
Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, N.Y. 13815
607-337-6119

NBT BANCORP ANNOUNCES PRICING OF A COMMON STOCK OFFERING

NORWICH, N.Y. (MARCH 26, 2009) — NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) announced today that it has priced a public offering of 1,576,230 shares of its common stock at a price to the public of $22.00 per share. Proceeds of the offering are expected to be used for general corporate purposes. NBT has also granted the underwriter a 30-day option to purchase up to an additional 236,434 shares of NBT common stock to cover overallotments, if any. The offering is expected to close on April 1, 2009, subject to customary closing conditions.

Keefe, Bruyette & Woods, Inc. acted as the sole underwriter for the offering. Copies of the prospectus supplement related to the offering may be obtained from the offices of Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, N.Y. 10019 or by calling 1-800-966-1559.

The shares are being offered pursuant to an effective shelf registration statement that NBT previously filed with the U.S. Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities. Nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the state.

NBT Bancorp, Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $5.3 billion at December 31, 2008. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies. NBT Bank, N.A. has 122 locations, including 84 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Binghamton, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.manginsurance.com.

Certain matters discussed in this news release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

# # #